EXHIBIT 99.1

PRESS RELEASE

OPHTHALMIC IMAGING SYSTEMS RECEIVES $1.2 MILLION FROM LAURUS MASTER FUND

Tuesday September 30, 8:30 am ET

SACRAMENTO, Calif.--(BUSINESS WIRE)--Sept. 30, 2003--Ophthalmic Imaging Systems (the "Company") (OTCBB:OISI - News), a leading provider of ophthalmic digital imaging systems, announced today that it has issued a secured convertible note to Laurus Master Fund, Ltd ("Laurus"), a financial institution that specializes in providing financing solutions to small and mid capitalization companies. Laurus provided the Company with $1.2 million in the form of a three-year convertible note with a fixed coupon price of 6.5% per annum. The convertible note may be converted by Laurus into the Company's common stock at a fixed conversion price of $1.07. The Company also issued seven-year warrants to Laurus to purchase 375,000 shares of the Company's common stock at exercise prices ranging between $1.23 and $1.61 per share.

Gil Allon, Chief Executive Officer of the Company said, "We are very pleased to have this agreement in place with Laurus and look forward to a long and mutually beneficial working relationship with them. The issuance of the convertible note provides us with additional working capital to support our business expansion and future growth needs." David Grin, Partner at Laurus, commented, "We are impressed by OISI's management team and excited about providing financing to support OISI in achieving its financial goals."

The Company, a majority-owned subsidiary of MediVision Medical Imaging LTD, designs, develops, manufactures and markets digital imaging systems for the eye care market. With over nineteen years in the ophthalmic imaging business, the Company has consistently introduced new, innovative technology. The Company, together with MediVision, co-market and support their products worldwide through an extensive network of dealers, distributors, and direct representatives.

STATEMENTS IN THIS PRESS RELEASE WHICH ARE NOT HISTORICAL DATA ARE FORWARD-LOOKING STATEMENTS WHICH INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES OR OTHER FACTORS NOT UNDER THE COMPANY'S CONTROL, WHICH MAY CAUSE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM THE RESULTS, PERFORMANCE OR OTHER EXPECTATIONS IMPLIED BY THESE FORWARD-LOOKING STATEMENTS. THESE FACTORS INCLUDE, BUT ARE NOT LIMITED TO, THOSE DETAILED IN THE COMPANY'S PERIODIC FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

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Contact:

     Ophthalmic Imaging Systems
     Gil Allon (CEO), or Ariel Shenhar (CFO), 916-646-2020